Exhibit 3.3

CERTIFICATE OF FIRST AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HILL INTERNATIONAL, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Hill International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.                                      The name of this corporation is Hill International, Inc. (the “Corporation”).  This Corporation was originally incorporated pursuant to the General Corporation Law on April 2, 2004 under the name Arpeggio Acquisition Corporation.

2.                                      The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on June 28, 2006.

3.                                      This Certificate of First Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law and was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.                                      Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the introductory paragraph thereof in its entirety and substituting the following therefore:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

5.                                      Except as expressly set forth herein, the Amended and Restated Certificate of Incorporation of the Corporation shall be unmodified and shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of First Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 28th day of February, 2013.

By:	/s/ William H. Dengler, Jr.
William H. Dengler, Jr.
Secretary